Exhibit 11
                             ALLIED Life Financial Corporation and Subsidiaries
                                      Computation of Per Share Earnings
                               For the six months ended June 30, 1996 and 1995

                                                                  Three months ended June 30,

                                                         1996                                1995

                                                 Primary       Fully Diluted           Primary    Fully Diluted


Net income                                   $   2,464,095     $  2,464,095        $  2,443,371     $  2,443,371
Preferred stock dividends                         (373,279)        (373,279)           (349,111)        (349,111)

Adjusted net income                          $   2,090,816     $  2,090,816        $  2,094,260     $  2,094,260

Earnings per share                           $        0.44     $       0.44        $       0.44     $       0.44


Weighted average number of
   common shares outstanding                     4,635,778        4,635,778           4,605,885        4,605,885
Effect of conversion of ESOP Series
   preferred stock*                                 95,975           95,975              86,124           86,124
Dilutive effect of unexercised
   stock options**                                  66,893           73,668              45,603           52,746



       Total                                     4,798,646        4,805,421           4,737,612        4,744,755



                                                                    Six months ended June 30,

                                                          1996                                1995

                                                 Primary       Fully Diluted           Primary    Fully Diluted


Net income                                   $   5,161,395     $  5,161,395        $  4,812,206     $  4,812,206
Preferred stock dividends                         (740,364)        (740,364)           (692,429)        (692,429)

Adjusted net income                          $   4,421,031     $  4,421,031        $  4,119,777     $  4,119,777

Earnings per share                           $        0.92     $       0.92        $       0.87     $       0.87


Weighted average number of
   common shares outstanding                     4,634,490        4,634,490           4,598,034        4,598,034
Effect of conversion of ESOP Series
   preferred stock*                                 96,233           96,233              86,487           86,487
Dilutive effect of unexercised
   stock options**                                  60,610           63,683              45,361           49,384


       Total                                     4,791,333        4,794,406           4,729,882        4,733,905



* For purposes of computing primary and fully diluted earnings per share the Company's ESOP convertible preferred stock (which is convertible to common stock) is considered a common stock equivalent.

** Note:Primary - Based on average market price.
   Fully Diluted - Based on the higher of the average market price or the market price at the end of each period presented.

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